Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 6 to Registration Statement No. 333-164313 on Form S-11 of our report dated March 30, 2011, relating to the consolidated financial statements and financial statement schedule of Phillips Edison – ARC Shopping Center REIT Inc. appearing in the Annual Report on Form 10-K of Phillips Edison – ARC Shopping Center REIT Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

November 22, 2011